Exhibit 99.1

For Immediate Release

February 23, 2005

Contact: Robb Leer 612-701-0608 or Larry E. Williams — Ballistic Recovery Systems, Inc (BRS) 651-457-7491 or Info@brsparachutes.com

BALLISTIC RECOVERY SYSTEMS (BRS) ANNOUNCES ANOTHER

EQUITY PURCHASE FROM CIRRUS DESIGN

South St. Paul, MN — February 23, 2005, Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB-BRSparachutes.com) today reported that Cirrus Design has exercised their options by purchasing an additional 650,000 shares of BRS stock, bringing its total ownership to 15.3%. This makes Cirrus the second largest BRS shareholder and increases their industry leading commitment to Aviation Safety. This is the last of 4 sets of options that were granted under a volume purchasing contract signed in September 17, 1999. The option was triggered last Fiscal year when sales to Cirrus exceeded the original contract goal.  Bob Nelson, Chairman of the Board and BRS Chief Executive Officer, said,” Cirrus sales results have shown that safety sells. After flying a BRS equipped Cirrus, other planes leave something to be desired, especially for safety conscious passengers who find a great deal of comfort knowing there is a whole parachute system should something go wrong.”

According to BRS President & COO, Larry E. Williams, “This investment gives us an implicit commitment and will insure this technology is incorporated into additional Cirrus designs. We remain committed to adapting our proven technology into new aircraft designs. The NASA work completed last September has generated ideas that now need to be commercialized for expansion into next generation aircraft. This investment, along with solid operating profits, gives us the means to continue to expand the company.”

The options were granted, and the related expenses were accounted for in last years ( FY 2004 ) financials, so the entire amount of the infusion will be used as directed by the board. The annual shareholder meeting is set for March 16th, 2005.

In the company’s 25 year history, BRS has sold nearly 20,000 of its whole-plane parachute systems; BRS units have been documented to have saved over 177 lives. In December, Cirrus reported their largest sales month in the company’s history and they continue to lead single engine piston powered aircraft sales.

The forward looking matters discussed here should be considered subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, and other risks that could cause the actual results to differ materially from those projected. For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form

10-KSB.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul , MN 55075;USA(Larry Williams @BRSparachute.com) TEL 651.457.7491 ; FAX 651.457.8651 or Robb Leer media liaison at 953-842-8133 (Leercommunicationn@scc.net )